SCHWARTZ LEVITSKY FELDMAN LLP
CHARTERED ACCOUNTANTS
TORONTO, MONTREAL, OTTAWA




                    CONSENT OF SCHWARTZ LEVITSKY FELDMAN LLP

The undersigned, Schwartz Levitsky Feldman llp, hereby consents to the use of our name and the use of our opinion dated July 20, 2004 on the consolidated financial statements of Yukon Gold Corporation, Inc. for the years ended April 30, 2004 and 2003 and to the use of our name and the use of our opinion dated December 9, 2003 on the financial statements of Yukon Gold Corp. for the year ended April 30, 2003 included in Amendment No. 4 to the registration statement being filed by Yukon Gold Corporation, Inc.



                                                 "SCHWARTZ LEVITSKY FELDMAN LLP"

Toronto, Ontario, Canada

September 7, 2004                                          Chartered Accountants



                    1167 Caledonia Road
                    Toronto, Ontario M6A 2X1
                    Tel:  416 785 5353
                    Fax:  416 785 5663